Exhibit 10.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS PROMISSORY NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

New York, NY
$20,000,000.00	September 16, 2011

FOR VALUE RECEIVED, MOTRICITY, INC., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of High River Limited Partnership, a Delaware limited partnership (the “Lender”), at the offices of Lender at 767 Fifth Avenue 46th Floor, New York, NY 10153, or at such other place as the Lender or any holder hereof may from time to time designate, the principal sum of TWENTY MILLION DOLLARS ($20,000,000.00) in lawful money of the United States of America and in immediately available funds, on March 16, 2012, or earlier as hereinafter provided (including, without limitation, as provided in Sections 4(d) and 6(b) of this Note), together with any capitalized interest that is added to the principal balance hereof as provided herein, together with interest as set forth herein and all other Obligations. This Promissory Note (the “Note”) evidences loans advanced for the benefit of the Borrower on the date hereof and the amounts of such capitalized interest and all other Obligations described herein.

1. Interest; Paid-in-Kind Interest. Borrower hereby promises to pay interest to Lender on the unpaid principal balance hereof and on all other outstanding Obligations hereunder at an interest rate equal to nine percent (9.00%) per annum. Such interest shall accrue from and after the date hereof and be paid in lawful money of the United States of America at said office or place on the first day of each third calendar month, in arrears, commencing on October 1, 2011, until the Obligations evidenced by this Note are paid in full in lawful money of the United States of America, provided that until the principal of this Note becomes due, any such interest payments required hereunder shall be “paid in kind” by capitalizing such interest amounts and adding them to the principal balance of this Note such that interest shall become payable thereon as it is with respect to the initial principal amount hereof; provided further that any unpaid interest, together with all other Obligations, shall become due and payable in lawful money of the United States of America and in immediately available funds, on March 16, 2012, or earlier as hereinafter provided (including, without limitation, as provided in Sections 4(d) and 6(b) of this Note). Immediately upon the occurrence and during the continuation of an Event of Default, without notice by Lender, all Obligations outstanding hereunder shall accrue interest at a rate equal to two percent (2%) per annum in excess of the interest rate in effect immediately prior to the occurrence of such Event of Default. Any payment of interest or any other Obligation that becomes due on a day that is not a Business Day shall become due on the next following Business Day. Notwithstanding the foregoing, interest payable upon and after the occurrence of an Event of Default, together with principal and all other Obligations shall be payable upon demand (provided, that, upon the occurrence of any Event of Default described in Sections 5(c), 5(d) and 5(e) of this Note, all Obligations shall automatically become immediately due and payable).

2. Security. All Obligations outstanding hereunder shall be secured by the Collateral, as defined in the Security Agreement.

3. Representations and Warranties. Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Note):

(a) Corporate Existence, Power and Authority. Borrower is a corporation duly organized and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on Borrower’s financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Note, the other Loan Documents and the transactions contemplated hereunder and thereunder (i) are all within Borrower’s powers, (ii) have been duly authorized, (iii) are not in contravention of law or the terms of Borrower’s certificate of incorporation/organization, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (iv) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower or any of its subsidiaries (except pursuant to the Security Agreement).

(b) Enforceability. This Note and the other Loan Documents to which Borrower is a party constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application effecting creditors’ rights or general principles of equity.

(c) Name. The exact legal name of Borrower is as set forth on the signature page of this Note.

(d) Approvals. No permit, authorization, consent or approval of or by, or any notification of or filing with, any person (governmental or private) is required in connection with the execution, delivery, performance, issuance, sale and delivery of this Note and consummation by the Borrower of the transactions contemplated hereby except those which have been obtained.

(e) Accounts Receivable. As of the date hereof, the face amount of the accounts receivable held by the Borrower is equal to at least 70% of the face amount of the aggregate consolidated accounts receivable held by the Borrower and its subsidiaries.

(f) Survival of Warranties; Cumulative. All representations and warranties contained in this Note or any of the other Loan Documents shall survive the execution and delivery of this Note and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

4. Affirmative and Negative Covenants.

(a) Maintenance of Existence; Changes to Name and Type of Organization. Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto, as applicable, and maintain in full force and effect all approvals, authorizations, leases, contracts and permits necessary to carry on the business as presently or proposed to be conducted. Borrower shall not change its name unless Lender shall have received not less than thirty (30) days prior written notice of such proposed change of name, which notice shall accurately set forth the new legal name of Borrower. Borrower shall not change its type of organization, jurisdiction of organization or other legal structure.

(b) Financial Statements and Other Information.

(i) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to its assets and the business of Borrower, in accordance with GAAP.

(ii) Borrower shall promptly notify Lender in writing of the details of: (A) any order, judgment or decree in excess of $50,000.00 shall have been entered against Borrower’s assets; (B) any notification of a material violation of laws or regulations received by Borrower; and (C) the occurrence of any Default or Event of Default.

(c) Consolidation, Merger, Dissolution, Etc. The Borrower shall not directly or indirectly do any of the following, or permit any of its subsidiaries to do any of the following:

(i) merge into or with or consolidate with any other entity or person or permit any other entity or person to merge into or with or consolidate with Borrower (provided that a subsidiary of Borrower may merge with another subsidiary or with Borrower, as long as the Borrower is the entity surviving any such merger involving the Borrower);

(ii) wind up, liquidate or dissolve; or

(iii) agree to do any of the foregoing.

(d) Mandatory Prepayment. If at any time that any Obligation is outstanding, a Corporate Transaction occurs, the Borrower shall pay, or cause to be paid, in each case simultaneously with the consummation of such Corporate Transaction to Lender an amount equal to the entire amount of Cash Net Proceeds, up to the amount of the Obligations then outstanding. If all Obligations are so repaid as a consequence thereof, the Lender shall promptly following such repayment deliver this Note to the Borrower for cancellation.

(e) Encumbrances. The Borrower shall not, nor shall it permit any of its subsidiaries to, create, incur or assume after the date hereof any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever (a “Lien”) on any of the assets or properties of the Borrower or any subsidiary or file or authorize any other person or entity to file, on or after the date hereof, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, other than security interest, mortgage, pledge, lien, charge or other encumbrance that constitutes (each of the following items, “Permitted Liens”):

(i)	Liens existing on the date hereof (other than Liens in favor of Silicon Valley Bank which must be discharged in connection with the repayment on the date hereof of Indebtedness owed to it, such discharge to occur promptly following such repayment except to the extent described in the payoff letter from Silicon Valley Bank dated as of or about even date herewith with respect to cash collateral arrangements) or arising under this Agreement and the other Loan Documents;

(ii)	Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower or the applicable subsidiary maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(iii)	purchase money Liens (A) on equipment acquired or held by Borrower or its subsidiaries incurred for financing the acquisition of the equipment securing no more than Fifty Thousand Dollars ($50,000) at any time in the aggregate, or (B) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(iv)	Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory, securing liabilities not to exceed Fifty Thousand Dollars ($50,000) at any time in the aggregate and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(v)	Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(vi)	Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (i) through (iii) (other than the Liens in favor of Silicon Valley Bank), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(vii)	leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s or a subsidiary’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lender a security interest;

(viii)	non-exclusive license of intellectual property granted to third parties in the ordinary course of business; and

(ix)	Liens arising from attachments or judgments, orders, or decrees in an amount less than $50,000 at any time in the aggregate.

(f) Indebtedness. The Borrower shall not, nor shall it permit any of its subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, any Indebtedness, or guarantee, assume, endorse, or otherwise hereafter become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other entity or person, in each case, other than Indebtedness that constitutes (each of the following items, “Permitted Indebtedness”):

(i)	Borrower’s Indebtedness to Lender under this Note and the other Loan Documents;

(ii)	Indebtedness existing on the date hereof (other than the Indebtedness to Silicon Valley Bank that is being repaid as of the date hereof, except to the extent described in the payoff letter from Silicon Valley Bank dated as of or about even date herewith with respect to cash collateral arrangements);

(iii)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(iv)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(v)	Indebtedness secured by Permitted Liens;

(vi)	unsecured Indebtedness in principal amount not to exceed $50,000 at any time in the aggregate; or

(vii)	extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in (i) through (v) above (other than the Silicon Valley Bank Indebtedness), provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or the applicable subsidiary, as the case may be.

(g) Dividends/Distributions. Borrower shall not pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock of Borrower; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year.

(h) Guaranties and Accounts Receivable. In the event that as of the last day of any month, the face amount of the accounts receivable held by the Borrower is equal to less than 70% of the face amount of the aggregate consolidated accounts receivable held by the Borrower and its subsidiaries, the Borrower shall within three (3) Business Days cause one or more of its subsidiaries to execute and deliver a guaranty to Lender with respect to the Obligations, in form and substance reasonably acceptable to Lender, such that after delivering such guaranty or guaranties, the face amount of the accounts receivable held by the Borrower and such guarantor(s) is equal to at least 70% of the face amount of the aggregate consolidated accounts receivable held by the Borrower and its subsidiaries.

(i) Sale Leasebacks. Borrower shall not enter, and shall not permit any of its subsidiaries to enter, into any sale leaseback or similar transactions whereby Borrower leases back assets that it has sold.

(j) Use of Proceeds. Borrower shall use the proceeds of the loan evidenced hereby to repay all indebtedness outstanding to Silicon Valley Bank (other than contingent obligations, as to which the Borrower shall use the proceeds of the loan evidenced hereby to cash collateralize such contingent obligations), and thereafter for corporate purposes of Borrower or its subsidiaries.

(k) Costs and Expenses. Borrower shall pay to Lender on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, this Note, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: i) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes and intangibles taxes, if applicable); ii) costs and expenses and fees for insurance premiums, appraisal fees and search fees, together with Lender’s customary charges and fees with respect thereto; iii) costs and expenses of preserving and protecting the Collateral; iv) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Note and the other Loan Documents (including, without limitation, the Guaranties) or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and legal and other consultations concerning any of the foregoing matters); and v) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

(l) Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at Borrower’s expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Note or any of the other Loan Documents, including, without limitation to reform this Note to re-confirm any payment obligation that is found to be invalid or unenforceable, in a manner such that it becomes valid and enforceable.

5. Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) Borrower fails to pay any of the Obligations when due;

(b) any representation, warranty or statement of fact made by Borrower or any Guarantor to Lender in this Note, the other Loan Documents or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) Borrower or any Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(d) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Guarantor or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(e) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Guarantor or for all or any part of its property;

(f) any material provision hereof or of any of the other Loan Documents shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Lender) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Loan Documents has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Loan Documents shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(g) Borrower shall fail to perform or observe any term, covenant or agreement contained herein or in any of the other Loan Documents on its part to be performed or observed if such failure is not remedied to the reasonable satisfaction of Lender within 10 days after the earlier of the date on which (i) any officer of Borrower becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by Lender; or

(h) any Guarantor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of the applicable Guaranty or any other agreement of such party in favor of Lender.

6. Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Note, the other Loan Documents, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Guarantor except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Loan Documents, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or any Guarantor of this Note or any of the other Loan Documents. Lender may at any time or times, proceed directly against Borrower or any Guarantor to collect the Obligations without prior recourse to the Collateral or any other collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may upon notice to Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 6(c), 6(d) and 6(e) of this Note, all Obligations shall automatically become immediately due and payable).

(c) Without limiting the foregoing, or any of the Lender’s rights under the Security Agreement, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion (i) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral and/or (ii) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower.

(d) Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses as set forth in Section 4(k) hereof.

7. Waivers.

(a) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Note, any other Loan Documents, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting Lender’s gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Note or the other Loan Documents. Borrower: (i) certifies that neither Lender nor any representative, agent or attorney acting for or on behalf of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Note or any of the other Loan Documents and (ii) acknowledges that in entering into this Note and the other Loan Documents, Lender is relying upon, among other things, the waivers and certifications set forth in this Section and elsewhere herein and in the other Loan Documents.

(b) Borrower (i) waives diligence, demand, presentment, protest and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral, this Note and/or any of the other Loan Documents, except such as are expressly provided for herein, (ii) agrees that it will not be necessary for Lender to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security, or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against Borrower is expressly hereby waived by Borrower. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

(c) Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(d) Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Note, any of the other Loan Documents, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

8. Amendments and Waivers.

Neither this Note nor any other Loan Documents nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Lender, and as to amendments to any of the Loan Documents, also by Borrower and such amendment, waiver, discharger or termination shall be effective and binding as to Lender only in the specific instance and for the specific purpose for which given.

9. Indemnification. (a) Subject to Section 9(b) of this Note, Borrower shall indemnify and hold Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Note, any other Loan Documents, the Collateral or any undertaking or proceeding related to any of the transactions contemplated hereby or thereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrower shall not have any obligation under this Section to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrower as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to such Indemnitee in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Note, any of the other Loan Documents, the Collateral or any undertaking or transaction contemplated hereby and/or thereby. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Note, any of the other Loan Documents, the Collateral or the transaction contemplated hereby or thereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination of the Loan Documents.

(b) (i) Notice. Promptly after receipt by Indemnitee of written notice of the commencement of any matter for which Indemnitee is entitled to payment under Section 9(a) of this Note, Indemnitee will, if a claim in respect thereof is to be made against the Borrower under this Note, notify the Borrower thereof; but the omission so to notify the Borrower will not relieve it from any liability that it may have to Indemnitee, except as provided in Section 9(b)(iii). The Borrower shall pay such indemnifiable amounts to Indemnitee within ten (10) Business Days following receipt of the request.

(ii) Defense. With respect to any matter as to which Indemnitee notifies the Borrower thereof, the Borrower will be entitled to participate in any proceeding at its own expense and except as otherwise provided below, to the extent the Borrower so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee. After notice from the Borrower to Indemnitee of its election to assume the defense of any proceeding, the Borrower will not be liable to Indemnitee under this Note or otherwise for any expenses subsequently incurred by Indemnitee under this Note with respect to such defense except as otherwise provided below. Indemnitee shall have the right to employ its own counsel in such proceeding, but all expenses related thereto incurred after notice from the Borrower of its assumption of the defense shall be at Indemnitee’s expense unless: (A) the employment of counsel by Indemnitee has been authorized by the Borrower, (B) counsel to Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Borrower in the defense of the proceeding, or (C) the Borrower shall not in fact have employed counsel to assume the defense of such proceeding within three (3) Business Days after being requested to do so by Indemnitee, in each of which case all expenses of the proceeding shall be borne by the Borrower. The Borrower shall not be entitled to assume the defense of any proceeding brought by or on behalf of the Borrower or as to which Indemnitee shall have made the determination provided for in clause (B) above.

(iii) Settlement of Claims. The Borrower shall not be liable to indemnify Indemnitee under this Note for any amounts paid in settlement of any proceeding effected without the Borrower’s written consent. The Borrower shall not settle any proceeding in any matter that would impose any penalty or limitation on Indemnitee, without Indemnitee’s written consent. Either Borrower or Indemnitee may withhold their consent in their sole discretion; provided that neither the Borrower nor Indemnitee will unreasonably withhold their consent to the amount of any proposed settlement. The Borrower shall not be liable to indemnify Indemnitee under this Note with regard to any judicial award if the Borrower was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action; provided that the Borrower’s liability hereunder shall not be excused if participation in the proceeding by the Borrower was barred by this Note or to the extent that the Borrower’s lack of such opportunity did not prejudice the Borrower.

10. Interpretive Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Note.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to Borrower, Lender and/or any other Indemnitee pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Loan Documents, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

11. Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower:	Motricity, Inc. 601 108th Avenue NE, Suite 900 Bellevue, WA 98004 Attn: CEO Telephone No.: 425-638-8200 Fax: 425-957-6201

with a copy to:	Brown Rudnick LLP One Financial Center Boston, MA 02111 Attn: Nina G. Andersson, Esq. Fax: 617-856-8201 Email: nandersson@brownrudnick.com

If to Lender:	High River Limited Partnership c/o Icahn Associates Corp. 47th Floor 767 Fifth Avenue New York, NY 10153 Attn: General Counsel Telephone No.: 212-702-4300 Telecopy No.: 212-688-1158

12. Miscellaneous.

(a) Partial Invalidity. If any provision of this Note is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Note as a whole, but this Note shall be construed as though it did not contain the particular provision held to be invalid or unenforceable, reformed as provided in Section 4(l) hereof if appropriate, and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

(b) Successors. This Note and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by Lender and Borrower and their respective successors and assigns, except that Borrower shall not assign any of its rights under this Note and the other Loan Documents without the prior written consent of Lender. Any such purported assignment without such express prior written consent of Lender shall be void. Lender may assign all or a portion of the rights and Obligations evidenced by this Note at any time, each of which assignees shall become a party to this Note as a lender by execution of an assignment and acceptance and to the extent that rights and Obligations hereunder have been assigned to such assignee pursuant to such assignment and acceptance such assignee shall have the rights and Obligations of Lender hereunder and the assigning Lender shall, to the extent that rights and Obligations hereunder have been assigned by it pursuant to such assignment and acceptance, relinquish its rights and be released from its obligations under this Note.

(c) Entire Agreement. This Note, the other Loan Documents, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Note and any schedule or exhibit hereto, the terms of this Note shall govern.

(d) Prepayment. This Note may be prepaid in whole or part at any time, without penalty or premium provided that any prepayments made shall be applied to the Obligations then outstanding in the order and manner determined by Lender in its sole discretion.

(e) Setoff. Upon the occurrence and during the continuation of any Event of Default, Lender shall have the right, but not the obligation to setoff against this Note any monetary obligations owed by Lender to Borrower, if any.

13. Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver

(a) The validity, interpretation and enforcement of this Note and the other Loan Documents and any dispute arising in connection herewith or therewith shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

(b) Borrower irrevocably consents and submits to the non-exclusive jurisdiction of the Superior Courts located within New York County, New York and the United States District Court for the Southern District of New York and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Note or any of the other Loan Documents or in any way in connection with or related or incidental to the dealings of Borrower and Lender in respect of this Note or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between Borrower and Lender or the conduct of such persons in connection with this Note or any of the other Loan Documents shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or any of its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on such assets or to otherwise enforce its rights against Borrower or any of its property).

(c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to it and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender’s option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

(d) BORROWER WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION,

(i) ARISING UNDER THIS NOTE AND/OR THE OTHER LOAN DOCUMENTS, OR

(ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS BETWEEN BORROWER AND LENDER IN RESPECT OF THIS NOTE OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

BORROWER HEREBY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE AND THE OTHER LOAN DOCUMENTS ARE A PART IS A COMMERCIAL TRANSACTION, AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES SUCH RIGHTS AS IT MAY HAVE TO NOTICE AND/OR HEARING UNDER ANY APPLICABLE FEDERAL OR STATE LAWS PERTAINING TO THE EXERCISE BY LENDER OF SUCH RIGHTS AS THE LENDER MAY HAVE REGARDING THE RIGHT TO SEEK PREJUDGMENT REMEDIES AND/OR DEPRIVE BORROWER OF OR AFFECT THE USE OF OR POSSESSION OR ENJOYMENT OF BORROWER’S PROPERTY PRIOR TO THE RENDITION OF A FINAL JUDGMENT AGAINST BORROWER. BORROWER FURTHER WAIVES ANY RIGHT IT MAY HAVE TO REQUIRE LENDER TO PROVIDE A BOND OR OTHER SECURITY AS A PRECONDITION TO OR IN CONNECTION WITH ANY PREJUDGMENT REMEDY SOUGHT BY LENDER, AND WAIVES ANY OBJECTION TO THE ISSUANCE OF SUCH PREJUDGMENT REMEDY BASED ON ANY OFFSETS, CLAIMS, DEFENSES OR COUNTERCLAIMS TO ANY ACTION BROUGHT BY THE LENDER.

14. Definitions. For purposes of this Note, the following terms shall have the respective meanings given to them below:

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of Washington, so long as it is a day on which Lender is open for the transaction of business.

“Cash Net Proceeds” shall mean the excess, if any, of (a) the sum of cash and cash equivalents received in connection with a Corporate Transaction over (b) the sum of (i) the amount required to pay any Permitted Indebtedness secured by a Permitted Lien on the assets subject to such Corporate Transaction, (ii) the fees and expenses (including, without limitation, attorneys’ fees, investment banking fees, brokerage fees, consultant fees and other customary fees) incurred by the Borrower or any of its subsidiaries in connection with such Corporate Transaction, (iii) taxes paid or reasonably estimated to be payable in connection with or attributable to such Corporate Transaction and (iv) any reserve for adjustment in respect of the sale price or any liabilities associated with such Corporate Transaction retained by the Borrower or any of its subsidiaries, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and any indemnification obligations associated with such transaction.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Corporate Transaction” shall mean any merger, reorganization, consolidation, sale, assignment, transfer, or other disposition of all or any material portion of the assets of the Borrower or of any of its subsidiaries (other than in the ordinary course or consisting of intellectual property licenses or transfers or intellectual property), any sale/leaseback transaction, any sale or issuance of indebtedness (other than Permitted Indebtedness), equity securities, or convertible or derivative instruments (whether for debt or equity), including without limitation in connection with any rights offering, other than: (i) a disposition to the Borrower or a subsidiary from the Borrower or a subsidiary; (ii) a disposition of cash or cash equivalents; (iii) a disposition of damaged, worn-out, surplus, or obsolete assets, (iv) any event of loss or settlement of litigation; (v) the creation of any lien permitted by the terms hereof; (vi) any sale to the lessor of property subject to a capital lease; (vii) in connection with the issuance of directors’ qualifying shares; (viii) the issuance of equity securities pursuant to the exercise of any stock purchase warrants outstanding as of the date hereof, (ix) the issuance of any equity securities pursuant to awards granted to employees or directors of the Company pursuant to any of the Company’s equity incentive plans existing as of the date hereof, or ( ix ) with respect to which the Cash Net Proceeds would be less than $50,000.

“Default” shall mean the occurrence of an event that would be an Event of Default but for the passage of time or the giving of notice, or both.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“Guarantor” shall mean each Person, if any, that executes and delivers to Lender a guaranty of any or all of the Obligations and “Guarantors” shall mean all Guarantors, collectively.

“Guaranty” shall mean each guaranty delivered to Lender by a Guarantor in respect of the Obligations, as amended, restated, supplemented and/or otherwise modified from time to time as permitted thereunder.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Loan Documents” shall mean, collectively, this Note, the Guaranties, and all other notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or Guarantors in connection with this Note.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, prospects, performance or operations of Borrower or its subsidiaries, considered as a whole; (b) the legality, validity or enforceability of this Note or any of the other Loan Documents; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Lender upon the Collateral; (d) the Collateral or its value; (e) the ability of Borrower to repay the Obligations or of Borrower to perform its obligations under this Note or any of the other Loan Documents as and when to be performed; or (f) the ability of Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Lender under this Note or any of the other Loan Documents.

“Obligations” shall mean any and all loans and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by any or all of Borrower to Lender that arises under this Note and/or any of the other Loan Documents, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured.

“Person” or “person” wherever used herein shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Security Agreement” shall mean Security Agreement dated as of even date hereof by and between Borrower and Lender, as amended, restated, supplemented and/or otherwise modified from time to time.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute).

[Remainder of Page Intentionally Left Blank]

WITNESS:	MOTRICITY, INC.

/s/ Charles Scullion	By:	/s/ C. Stephen Cordial
Charles Scullion	Name:	C. Stephen Cordial
	Title:	Interim CFO and Treasurer